Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2023 FINANCIAL RESULTS
AND DECLARES FIRST QUARTER 2024 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — February 7, 2024 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter 2024 dividend of $0.48 per share. The first quarter 2024 dividend is payable on March 29, 2024 to stockholders of record as of March 15, 2024.

DECEMBER 31, 2023 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2023.

OPERATING RESULTS

	Q4-23(1)		Q4-22(1)			FY-23		FY-22
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share		Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(2)(3)		$0.72		$0.34			$2.75		$1.21
Core EPS(4)		$0.63		$0.63			$2.37		$2.02
Dividends declared and payable		$0.48		$0.51	(5)		$1.92		$1.87	(6)
Net investment income(2)	$345	$0.60	$349	$0.68		$1,266	$2.28	$1,092	$2.19
Net realized gains (losses)(2)	$28	$0.05	$26	$0.05		$(179)	$(0.32)	$33	$0.07
Net unrealized gains (losses)(2)	$40	$0.07	$(201)	$(0.39)		$435	$0.79	$(525)	$(1.05)
GAAP net income(2)(3)	$413	$0.72	$174	$0.34		$1,522	$2.75	$600	$1.21

	As of
(dollar amounts in millions, except per share data)	December 31, 2023	December 31, 2022
Portfolio investments at fair value	$22,874	$21,780
Total assets	$23,800	$22,398
Stockholders’ equity	$11,201	$9,555
Net assets per share	$19.24	$18.40
Debt/equity ratio	1.07x	1.29x
Debt/equity ratio, net of available cash(7)	1.02x	1.26x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2023 were approximately 572 million and 554 million, respectively, and approximately 514 million and 498 million, respectively, for the comparable periods in 2022.

(3)Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2023 was $0.70 and $2.68, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2023 were approximately 593 million and 575 million shares, respectively, which includes approximately 21 million shares for each period related to the assumed conversion of outstanding convertible notes. Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2022 was $0.34 and $1.19, respectively. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2022 was approximately 534 million and 518 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes.

(4)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(5)Includes an additional dividend of $0.03 per share paid on December 29, 2022 to stockholders of record as of December 15, 2022.

(6)Includes additional dividends of $0.12 per share in the aggregate paid during the year ended December 31, 2022.

(7)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“Our record fourth quarter Core EPS and net asset value per share concluded another successful year for our company,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We continue to drive strong credit and financial results using our extensive sourcing, underwriting and portfolio management capabilities. We believe we are heading into 2024 from a position of strength and will seek to build upon our 14-year track record of paying a stable regular quarterly dividend for our shareholders.”

“During the fourth quarter and so far this year, we further strengthened our liquidity by raising $1.3 billion of unsecured notes on market leading terms,” said Penni Roll, Chief Financial Officer of Ares Capital. “With over $6 billion of available capital after considering the January notes issuance, we remain well positioned to invest opportunistically in a more active market environment.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q4-23	Q4-22	FY-23	FY-22
Portfolio Activity During the Period:
Gross commitments	$2,384	$2,519	$5,966	$9,870
Exits of commitments	$1,427	$2,333	$5,729	$7,953

Portfolio Information:
			As of December 31,
			2023	2022
Portfolio investments at fair value			$22,874	$21,780
Fair value of accruing debt and other income producing securities(8)			$20,375	$19,493
Number of portfolio company investments			505	466
Percentage of floating rate securities at fair value(9)			69%	71%
Weighted average yields on debt and other income producing securities(10):
At amortized cost			12.5%	11.6%
At fair value			12.5%	11.9%
Weighted average yields on total investments(11):
At amortized cost			11.3%	10.5%
At fair value			11.2%	10.6%

Asset class percentage at fair value:
First lien senior secured loans			44%	43%
Second lien senior secured loans			16%	18%
Subordinated certificates of the SDLP			6%	6%
Senior subordinated loans			5%	5%
Preferred equity			11%	9%
Ivy Hill Asset Management, L.P.(12)			9%	10%
Other equity			9%	9%
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(8)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(9)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(10)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(11)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(12)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the fourth quarter of 2023, Ares Capital made new investment commitments of approximately $2.4 billion, of which approximately $1.6 billion were funded. New investment commitments included 26 new portfolio companies and 48 existing portfolio companies. As of December 31, 2023, 232 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $2.4 billion in new commitments made during the fourth quarter of 2023, 87% were in first lien senior secured loans, 3% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 3% were in senior subordinated loans, 3% were in Ares Capital’s subordinated loan investment in IHAM, 3% were in preferred equity and 1% were in other equity. Of the approximately $2.4 billion in new commitments, 93% were in floating rate debt securities, of which 94% contained interest rate floors and 3% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 12.3% and the weighted average yield on total investments funded during the period at amortized cost was 11.8%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the fourth quarter of 2023, Ares Capital funded approximately $297 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the fourth quarter of 2023, Ares Capital exited approximately $1.4 billion of investment commitments, including approximately $351 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $1.4 billion of exited investment commitments, 87% were first lien senior secured loans, 9% were Ares Capital’s subordinated loan investment in IHAM, 2% were second lien senior secured loans, 1% were subordinated certificates of the SDLP and 1% were preferred equity. Of the approximately $1.4 billion of exited investment commitments, 99% were floating rate and 1% were non-income producing.

As of December 31, 2023 and 2022, the weighted average grade of the portfolio at fair value was 3.1 and 3.2, respectively, and loans on non-accrual status represented 1.3% of the total investments at amortized cost (or 0.6% at fair value) and 1.7% at amortized cost (or 1.1% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 7, 2024.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2023, Ares Capital had $535 million in cash and cash equivalents and $11.9 billion in total aggregate principal amount of debt outstanding ($11.9 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.9 billion available for additional borrowings under its existing credit facilities as of December 31, 2023.

In November 2023, Ares Capital issued an additional $300 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 7.000% per annum and mature on January 15, 2027 (the “Additional 2027 Notes”). The Additional 2027 Notes pay interest semi-annually and all principal is due upon maturity. The Additional 2027 Notes were issued as additional notes to the existing $600 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 7.000% per annum and mature on January 15, 2027 (the “Existing January 2027 Notes” and together with the Additional 2027 Notes, the “2027 Notes”). The Additional 2027 Notes are treated as a single series with the Existing January 2027 Notes and have the same terms as the Existing January 2027 Notes. As of December 31, 2023, the aggregate principal amount of the 2027 Notes was $900 million. In connection with the issuance of the 2027 Notes, Ares Capital entered into interest rate swap agreements for a total notional amount of $900 million that mature on January 15, 2027. Under the interest rate swap agreements, Ares Capital receives a fixed interest rate of 7.000% and pays a floating interest rate of one-month Secured Overnight Financing Rate (“SOFR”) plus 2.581%.

In December 2023, Ares Capital and ARCC FB Funding LLC (“AFB”), a consolidated subsidiary of Ares Capital, entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”) that among other things, increased the commitments under the facility from $790 million to $865 million and modified certain concentration limitations and eligible loan criteria.

During the three months ended December 31, 2023, Ares Capital issued and sold approximately 12.0 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $236 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

FOURTH QUARTER 2023 DIVIDENDS PAID

On October 24, 2023, Ares Capital announced that its Board of Directors declared a fourth quarter 2023 dividend of $0.48 per share for a total of approximately $280 million. The fourth quarter 2023 dividend was paid on December 28, 2023 to stockholders of record as of December 15, 2023.

RECENT DEVELOPMENTS

In January 2024, Ares Capital’s board of directors appointed Paul Cho as Chief Accounting Officer of Ares Capital, effective as of February 15, 2024. As previously announced, Ares Capital’s Chief Accounting Officer, Vice President and Treasurer, Scott Lem, has been appointed as its new Chief Financial Officer, also effective February 15, 2024. Scott Lem will succeed Penni Roll, Ares Capital’s current Chief Financial Officer, effective the same date. Penni Roll will remain at Ares Management Corporation in a senior leadership capacity as well as an officer of Ares Capital.

In January 2024, Ares Capital issued $1.0 billion in aggregate principal amount of unsecured notes, which bear interest at a rate of 5.875% per annum and mature on March 1, 2029 (the “2029 Notes”). The 2029 Notes pay interest semi-annually and all principal is due upon maturity. The 2029 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the 2029 Notes, and any accrued and unpaid interest. The 2029 Notes were issued at a discount to the principal amount. In connection with the 2029 Notes, Ares Capital entered into an interest rate swap agreement for a total notional amount of $1.0 billion that matures on March 1, 2029. Under the interest rate swap agreement, Ares Capital receives a fixed interest rate of 5.875% and pays a floating interest rate of one-month SOFR plus 2.026%.

In January 2024, Ares Capital’s board of directors authorized an amendment to its existing stock repurchase program to extend the expiration date of the program from February 15, 2024 to February 15, 2025. Under the program, Ares Capital may repurchase up to $1.0 billion in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

In February 2024, Ares Capital and its consolidated subsidiary, AFB entered into an agreement to amend the BNP Funding Facility. The amendment, among other things, adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a “base rate” (as defined in the BNP Funding Facility) plus a margin of (i) 2.80% during the reinvestment period and (ii) 3.30% following the reinvestment period to an applicable SOFR or a “base rate” plus a margin of (i) 2.65% during the reinvestment period and (ii) 3.15% following the reinvestment period.

From January 1, 2024 through February 1, 2024, Ares Capital made new investment commitments of approximately $705 million, of which $478 million were funded. Of the approximately $705 million in new investment commitments, 89% were in first lien senior secured loans, 3% were in second lien senior secured loans, 2% were in Ares Capital's subordinated loan investment in IHAM, 1% were in preferred equity and 5% were in other equity. Of the approximately $705 million in new investment commitments, 94% were floating rate, 1% were fixed rate and 5% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.3% and the weighted average yield on total investments funded during the period at amortized cost was 10.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2024 through February 1, 2024, Ares Capital exited approximately $695 million of investment commitments, including approximately $12 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $695 million of exited investment commitments, 30% were first lien senior secured loans, 45% were second lien senior secured loans, 13% were subordinated certificates of the SDLP, 11% were Ares Capital's subordinated loan investment in IHAM and 1% were other equity. Of the approximately $695 million of exited investment commitments, 99% were floating rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 12.6% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 12.5%. Of the approximately $695 million of investment commitments exited from January 1, 2024 through February 1, 2024, Ares Capital recognized total net realized gains of approximately $19 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of February 1, 2024, Ares Capital had an investment backlog and pipeline of approximately $770 million and $340 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, February 7, 2024 at 11:00 a.m. (Eastern Time) to discuss its quarter and year ended December 31, 2023 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 579-2543. International callers can access the conference call by dialing +1 (785) 424-1789. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ124. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through March 6, 2024 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 753-6121 and to international callers by dialing +1 (402) 220-2676. An archived replay will also be available through March 6, 2024 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often times can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of December 31, 2023. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2023	2022
ASSETS
Total investments at fair value (amortized cost of $22,668 and $22,043, respectively)	$22,874	$21,780
Cash and cash equivalents	535	303
Restricted cash	29	34
Interest receivable	245	176
Receivable for open trades	16	4
Other assets	91	81
Operating lease right-of-use asset	10	20
Total assets	$23,800	$22,398
LIABILITIES
Debt	$11,884	$12,210
Base management fees payable	84	79
Income based fees payable	90	81
Capital gains incentive fees payable	88	35
Interest and facility fees payable	132	105
Payable to participants	29	34
Payable for open trades	7	22
Accounts payable and other liabilities	234	167
Secured borrowings	34	79
Operating lease liabilities	17	31
Total liabilities	12,599	12,843
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 and 700 common shares authorized, respectively; 582 and 519 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	10,738	9,556
Accumulated undistributed (overdistributed) earnings	462	(2)
Total stockholders’ equity	11,201	9,555
Total liabilities and stockholders’ equity	$23,800	$22,398
NET ASSETS PER SHARE	$19.24	$18.40

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$521	$456	$1,962	$1,470
Capital structuring service fees	41	59	92	153
Dividend income	129	110	501	424
Other income	16	15	59	49
Total investment income	707	640	2,614	2,096

EXPENSES
Interest and credit facility fees	157	141	582	455
Base management fees	84	79	323	305
Income based fees	90	81	328	252
Capital gains incentive fees	13	(37)	53	(101)
Administrative fees	3	2	13	11
Other general and administrative	6	7	29	27
Total expenses	353	273	1,328	949
NET INVESTMENT INCOME BEFORE INCOME TAXES	354	367	1,286	1,147
Income tax expense, including excise tax	9	18	20	55
NET INVESTMENT INCOME	345	349	1,266	1,092
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	28	26	(179)	81
Net unrealized gains (losses)	40	(201)	435	(525)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	68	(175)	256	(444)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	(48)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$413	$174	$1,522	$600
NET INCOME PER COMMON SHARE:
Basic	$0.72	$0.34	$2.75	$1.21
Diluted	$0.70	$0.34	$2.68	$1.19
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	572	514	554	498
Diluted	593	534	575	518

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three months and years ended December 31, 2023 and 2022 are provided below.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.72	$0.34	$2.75	$1.21
Adjustments:
Net realized and unrealized (gains) losses(1)	(0.12)	0.34	(0.47)	0.98
Capital gains incentive fees attributable to net realized and unrealized gains and losses(1)	0.03	(0.07)	0.10	(0.20)
Income tax expense (benefit) related to net realized gains and losses(1)	—	0.02	(0.01)	0.03
Core EPS(3)	$0.63	$0.63	$2.37	$2.02
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2023 were approximately 572 million and 554 million, respectively, and approximately 514 million and 498 million, respectively, for the comparable periods in 2022.

(2)Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2023 was $0.70 and $2.68, respectively, and $0.34 and $1.19, respectively, for the comparable periods in 2022. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2023 were approximately 593 million and 575 million, respectively, which includes approximately 21 million shares for each period related to the assumed conversion of outstanding convertible notes. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2022 were approximately 534 million and 518 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.